UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Flotek Industries, Inc.

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FLOTEK INDUSTRIES, INC.
7030 Empire Central Drive
Houston, Texas 77040
____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
____________________

May 24, 2005

To the Stockholders of Flotek Industries, Inc.:

At the direction of the Board of Directors of Flotek Industries, Inc. (the “Company”), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at the Petroleum Club of Houston, 800 Bell Street, Suite 4300, Houston, Texas 77002, on May 24, 2005 at 2:00 p.m. (local time), for the purpose of considering and voting upon the following matters:

1. The election of seven directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

2. Approval of the 2005 Long-Term Incentive Plan.

3. Any other business which may be properly brought before the meeting or any adjournment thereof.

By order of the Board of Directors

Rosalie Melia Secretary

April 14, 2005

YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

FLOTEK INDUSTRIES, INC.
7030 Empire Central Drive
Houston, Texas 77040
____________________

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 24, 2005

This Proxy Statement and the accompanying form of proxy are being sent to the stockholders of Flotek Industries, Inc. (the “Company”), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 2:00 p.m. (local time) on Tuesday, May 24, 2005, at the Petroleum Club of Houston, 800 Bell Street, Suite 4300, Houston, Texas 77002, and at any adjournments thereof.

The Notice of Meeting, this Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders on or about April 20, 2005. The Annual Report of the Company for the year 2004 has been furnished to stockholders with this Proxy Statement.

At the Meeting, stockholders will be asked (i) to consider and vote upon the election of seven nominees to serve on the Board of Directors of the Company; (ii) to consider and vote upon the adoption of the 2005 Long-Term Incentive Plan of the Company; and (iii) to consider and take action upon such other matters as may properly come before the Meeting.

VOTING RIGHTS AND PROXIES

The Board of Directors has fixed the close of business on April 5, 2005, as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 6,803,846 shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company, which is the Company’s only authorized and outstanding class of stock entitled to vote at the Meeting.

Holders of at least one-third of the outstanding shares of Common Stock are required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Each outstanding share of Common Stock as of the record date is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting.

Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election of directors.

The affirmative vote of at least a majority of the shares represented at the Meeting is required to approve the 2005 Long-Term Incentive Plan of the Company. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes against the proposal.

If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a stockholder, will be voted in accordance with such instructions.

Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to its exercise. Revocation may be made by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Secretary of the Company at the principal executive offices of the Company located at 7030 Empire Central Drive, Houston, Texas 77040 prior to exercise of the Proxy a written notice of revocation or a later-dated, properly executed proxy.

The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by directors, officers and other employees of the Company. The Company will bear all costs of soliciting proxies. Should the Company, in order to solicit proxies, request the assistance of financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to stockholders and obtaining their proxies.

ITEM 1: ELECTION OF DIRECTORS

The members of the Board of Directors serve one-year terms. Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the election of directors.

Seven nominees, Jerry D. Dumas, Sr., Gary M. Pittman, Richard O. Wilson, Barry E. Stewart, Dr. Glenn S. Penny, John W. Chisholm, and William R. Ziegler, are proposed to be elected to serve as directors of the Company until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier resignation or removal.

All proxies which are timely received in proper form will be voted FOR the Board’s nominees for director, unless contrary instructions are given. All nominees are presently directors of the Company. If any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the proxy votes which would have been cast for the nominee not serving will be cast for the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES.

Nominees and Executive Officers

The following table provides certain information with respect to the Board nominees and the executive officers of the Company.

Name	Age	Positions	Position Held Since

Jerry D. Dumas, Sr.	69	Chief Executive Officer, Chairman and Director	1998
Glenn S. Penny	55	President, Chief Technical Officer and Director	2001
Lisa Bromiley Meier	32	Chief Financial Officer and Vice President	2004
Gary M. Pittman	41	Director	1997
William R. Ziegler	63	Director	1997
John W. Chisholm	50	Director	1999
Barry E. Stewart	50	Director	2001
Richard O. Wilson	75	Director	2003

The following is a brief description of the background and principal occupation of each Nominee and executive officer:

Jerry D. Dumas, Sr. - Mr. Dumas became Chairman of the Board of Directors of the Company in 1998. He has served as Chief Executive Officer of the Company since September 1998. Prior to that he was Vice President of Corporate and Executive Services with Merrill Lynch Private Client Group for ten years. Mr. Dumas served as Group Division President with Hughes Tool Company, a predecessor to Baker Hughes, Inc., from 1980 to 1984. Mr. Dumas holds a BS degree from Louisiana State University.

Glenn S. Penny - Dr. Penny became President, Chief Technical Officer and a Director of the Company with the merger of Flotek Industries, Inc. and Chemical & Equipment Specialties, Inc. (“CESI”) in 2001. Dr. Penny founded CESI in April 2000 and served as its President and Chief Executive Officer. Prior to founding CESI, Dr. Penny served as President of Stim-Lab, Inc., a company specializing in independent testing of completion fluids and methods, from its founding in 1985 to April 2000. Stim-Lab, Inc. was acquired by Core Laboratories N.V., an NYSE-listed oilfield service company, in 1997. Dr. Penny holds a BS degree in Chemistry from Trinity University and a Ph.D. in Chemistry from the University of Houston.

Lisa Bromiley Meier - Mrs. Meier was appointed Chief Financial Officer of the Company in April 2004 and Vice President in January 2005. Prior to joining Flotek, Mrs. Meier worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for three Fortune 500 companies. Mrs. Meier served in various accounting, finance, SEC reporting and risk management positions. Mrs. Meier is a CPA and a CFA candidate. Mrs. Meier holds a BBA and Masters of Accountancy from the University of Texas.

Gary M. Pittman - Mr. Pittman has served as a Director of the Company since 1997. He is President of BioSafe Technologies, a consumer products company which supplies non-toxic insecticides to the U.S., Europe and the Middle East. Mr. Pittman founded his own company in 1995 to provide investment and merchant banking services to private and public companies. From 1987 to 1995, Mr. Pittman was Vice President of The Energy Recovery Fund, a $180 million private equity fund focused on the energy industry. Mr. Pittman has served as Director and Audit Committee member of Czar Resources, Ltd., a public Canadian E & P company; Triton Elics International; Secretary, Vice President and Director of Sub Sea International, Inc., an offshore robotics and diving company; and owned and operated an oil and gas production and gas gathering company in Montana.  Current directorships include BioSafe Technologies, Inc. and Hemisphere Investments. Mr. Pittman holds a BA degree in Economics/Business from Wheaton College and an MBA in Finance and Marketing from Georgetown University. Mr. Pittman serves as Chairman of the Company’s Compensation Committee.

William R. Ziegler - Mr. Ziegler has been a director of the Company since 1997. He has been of counsel to the law firm of Satterlee Stephens Burke & Burke LLP since January 2001. Prior to that time he was a partner in that law firm and predecessor firms for over five years. Mr. Ziegler is a director and Vice Chairman of Grey Wolf, Inc., a provider of contract land drilling services to the oil and gas industry. He is Chairman of the Board (non-executive) of Vesta Corp., Firebird Holdings Limited, and Geokinetics, Inc. He serves as Vice Chairman of the Board (non-executive) of Union Drilling, Inc. Mr. Ziegler is a graduate of Amherst College and received a law degree from the University of Virginia and an M.B.A. from Columbia University. He has practiced corporate, banking and securities law since 1968. Mr. Zeigler is a member of the Compensation Committee.

John W. Chisholm - Mr. Chisholm has served as a Director of the Company since 1999. Mr. Chisholm is a founder of Wellogix, Inc., which develops software for the oil and gas industry to streamline workflow, improve collaboration, expedite the inter-company exchange of enterprise data and communicate complex engineered services. Mr. Chisholm co-founded ProTechnics Company and served as President of that company from 1985 through 1998, which was acquired by Core Laboratories N.V. in 1996. After leaving Core Laboratories in 1998 as Senior Vice President of Global Sales and Marketing he started Chisholm Energy Partners, an investment fund specializing in mid-size energy service companies. Mr. Chisholm holds a BA from Ft. Lewis College. Mr. Chisholm is a member of the Audit Committee.

Barry E. Stewart - Mr. Stewart has been a director of the Company since 2001. Mr. Stewart became Chief Financial Officer of Rotech Healthcare Inc. in July 2004. Mr. Stewart served as Chief Financial Officer of Evolved Digital Systems, Inc. from 2001 to 2004, and Vice President of Finance of Community Health Systems, Inc. from 1996 to 2001.  Prior to 1996, Mr. Stewart served in various managing director positions with national commercial banks.  He is a Certified Public Accountant licensed in Texas and Tennessee and has a Master of Business Administration Degree from the University of Houston. Mr. Stewart serves as Chairman of the Audit Committee.

Richard O. Wilson - Mr. Wilson was elected a director of the Company in 2003. Mr. Wilson is an Offshore Construction consultant with 48 years experience in the North Sea, Gulf of Mexico, Gulf of Paria, Lake Maracaibo, South Atlantic Offshore Brazil and Angola. Mr. Wilson is a Director of Callon Petroleum Inc. Mr. Wilson received a BS in Civil Engineering from Rice University. Mr. Wilson serves on the Audit Committee.

There are no family relationships between any director or executive officer.

Board Committees and Meetings

The Board of Directors of the Company met four times during 2004. Each director attended 75% or more of the Board of Directors and committee meetings held during the period he was a director or committee member.

The standing committees of the Board include the Compensation Committee consisting as of the date of this Proxy Statement of Gary Pittman, Robert Beall, and William Ziegler, and the Audit Committee, comprised of Barry Stewart, John Chisholm and Richard Wilson.

The Compensation Committee sets compensation policy for the Executive Officers of the Company, makes recommendations to the full Board of Directors regarding executive compensation and employee stock option awards, and will administer the 2005 Long-Term Incentive Plan of the Company. The Compensation Committee met three times during the last fiscal year.

The primary function of the Audit Committee is to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, and tax compliance. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent auditors. The Audit Committee also serves to: (i) act as an independent and objective party to monitor the financial reporting process and internal control system of the Company; (ii) review and appraise the audit efforts of the independent auditors; (iii) evaluate the quarterly financial performance as well as the compliance with laws and regulations of the Company; (iv) oversee management’s establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent auditors, financial and senior management, counsel, and the Board of Directors. The Audit Committee met five times during the last fiscal year, which meetings were separate and apart from meetings of the full Board. The Board has adopted a written charter for the Audit Committee. The Board of Directors has determined that Mr. Stewart qualifies as an “audit committee financial expert” as that term is defined in Item 401(e) of Regulation S-B promulgated by the SEC based on his education and experience which is described elsewhere in this Proxy Statement.

The Board of Directors of the Company does not have a standing executive or nominating committee or committees performing similar functions.

The above Committees meet as and when required, except for the Audit Committee which meets at least four times each year. Certain matters that may come before a committee may be reviewed or acted on by the Board as a whole.

Compliance with Section 16(a) of the Securities Exchange Act

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company’s directors and executive officers are required to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company. Based solely on its review of copies of such reports furnished to the Company, the Company believes that the directors and executive officers were in compliance with the filing requirements of Section 16(a) during the most recent fiscal year.

EXECUTIVE COMPENSATION

The following table sets forth cash and certain other compensation paid to or earned by the Chief Executive Officer and other executive officers of the Company who earned at least $100,000 in cash compensation for the years indicated (the “Named Executive Officers”).

Summary Compensation Table
	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options

Jerry D. Dumas, Sr.	2004	$180,800	$56,600	$—	187,500
Chairman and Chief Executive Officer	2003	$162,700	$—	$75,000	209,546
	2002	$137,600	$—	$—	84,557

Dr. Glen Penny	2004	$113,800	$20,400	$—	22,000
President and Chief Technical Officer	2003	$89,400	$—	$—	—
	2002	$93,700	$—	$—	—

No bonuses were issued during 2003 and 2002. Amounts exclude certain personal benefits, the aggregate value of which does not exceed 10% of the annual compensation shown for each person.

On April 3, 2003, a stock grant of 125,000 shares was awarded to Jerry D. Dumas, Sr. The fair market value of the stock on the date of grant was $0.60 per share resulting in $75,000 of compensation expense.

Stock Options Granted During 2004
Name and Date of Option Grant	Options Granted	% of Total Options Granted to Employees	Exercise Price	Expiration Date

Jerry D. Dumas, Sr.
09/21/2004	125,000	36.7%	$1.70	09/21/2014
12/10/2004	62,500	18.3%	$4.25	12/10/2014

Glenn S. Penny
12/10/2004	22,000	6.5%	$4.68	12/10/2009

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End*
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Jerry D. Dumas, Sr.	157,525	221,250	$360,661	$453,000

Glenn S. Penny	36,500	35,500	$132,860	$49,140

(*) Based on the difference between the exercise price of the option and the closing price on December 31, 2004 which was $4.30 per share.

There were no stock options exercised by the Named Executive Officers in 2004.

Compensation of Directors

Directors who are not our employees are paid $250 for each meeting attended. On December 23, 2004, each non-employee director was granted an option to purchase common shares at an exercise price of $4.65 per share, the fair market value on the date of grant. The number of options granted was based on years of service. The options vested immediately.

Employment Contracts

Dr. Penny was covered by an employment contract which provided for minimum compensation of $100,000 per year which expired pursuant to its terms on January 21, 2004. Dr. Penny remains an employee of the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of common stock of (i) our directors, (ii) the Named Executive Officers and (iii) all of our current directors and executive officers as a group as of April 5, 2005. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

Name of Beneficial Owner	Shares Owned (a)	Right to Acquire (b)	Total Shares	Percent of Class

Glenn S. Penny	875,415	36,500	911,915	13.4%
Robert S. Beall	577,143	47,833	624,976	9.2%
Jerry D. Dumas, Sr. (c)	250,198	139,242	389,440	5.7%
William R. Ziegler	290,418	63,451	353,869	5.2%
John W. Chisholm (d)	200,113	92,991	293,104	4.3%
Gary M. Pittman (e)(f)	10,000	72,593	82,593	1.2%
Barry E. Stewart	9,999	47,833	57,832	*
Richard O. Wilson	2,000	39,040	41,040	*

All directors and officers as a group	2,222,160	559,483	2,781,643	40.9%

Other Beneficial Owners:
TOSI, L.P. (e)(f)	752,347	—	752,347	11.1%
1601 Elm Street, Suite 3900
Dallas, Texas 75201

(a)
Each person has sole voting and investment power with respect to the common shares listed, except as noted below. The address for each of the Executive Officers and Directors is 7030 Empire Central Drive, Houston, Texas 77040.

(b)	Includes common shares which may be acquired within 60 days of March 21, 2005 through the exercise of stock options or warrants to acquire common shares.
(c)	Includes 105,438 common shares owned by Saxton River Corporation and 19,760 common shares owned by Hinckley Brook, Inc., both of which are controlled by Mr. Dumas.
(d)	Includes 162,185 common shares held by Chisholm Energy Partners LLC, of which Mr. Chisholm is a manager and member and 29,540 warrants.
(e)
The sole general partner of TOSI, L.P., Pitman Property Corp. and its President and controlling person, J.W. Beavers, may also be deemed to be the beneficial owners of those shares. Pitman Property Corp. has no affiliation with Mr. Gary Pittman, a Director of Flotek.

(f)	Mr. Pittman, through Pittman & Company, owns 10% of TOSI, LP. Pittman & Company has no voting nor investment rights in TOSI.

AUDIT COMMITTEE REPORT

In accordance with resolutions adopted by the Board of Directors, the Audit Committee (the “Committee”), which consists entirely of directors who meet the independence and experience requirements of Nasdaq Stock Market, Inc. currently applicable to the Company, as determined by the Board of Directors, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee has reviewed the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules, proposed and adopted, of the Securities and Exchange Commission and the proposed new listing standards of the Nasdaq Small Cap Market regarding audit committee procedures and responsibilities.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the auditors any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee reviewed with the independent auditors their management letter on internal controls.

The Committee discussed and reviewed with the independent auditors all matters required to be discussed by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2004, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with the independent auditors and management, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-KSB for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Barry E. Stewart, Chairman
John W. Chisholm, Member
Richard O. Wilson, Member

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

The Company purchased from Phoenix E&P Technology, LLC, the manufacturing assets, inventory and intellectual property rights to produce oilfield shale shaker screens on January 28, 2005. The assets were purchased for $46,640 with a three year royalty interest on all shale shaker screens produced. Phoenix is 75% owned by Chisholm Energy Partners (“CEP”). Jerry D. Dumas, Sr., Chief Executive Officer, director, and Chairman of the Company, and Dr. Glenn Penny, President and director of the Company, each have a two and one-half percent indirect ownership interest in CEP and John Chisholm, who is also a director, has a thirty percent ownership interest in CEP.

On January 30, 2003, a subsidiary of the Company entered into an agreement with Stimulation Chemicals, LLC (“SCL”). SCL is owned jointly by Dr. Penny and Mr. Robert Beall, whom are both directors as well as principal shareholders of Flotek. Dr. Penny is also an employee of the Company. Under the agreement SCL agreed to procure raw materials as ordered by CESI and grant the subsidiary of the Company 120 day payment terms for a 15% percent markup on established supplier prices up to a purchase value of $500,000. On August 27, 2003 a new agreement was executed with SCL deferring $359,993 of purchases made by SCL on the behalf of the Company subsidiary for 12 months, with principal and interest payments beginning September 15, 2003 in the amount of $38,600 for principal plus interest of 1% per month on the unpaid balance. As of December 31, 2004 the outstanding balance owed to SCL was $347,333. On February 14, 2005 in connection with the new senior credit facility of the Company, SCL was required to fully subordinate its debt position to that of the senior lender and defer principal payments for six months. To compensate for this subordination and deferment the rate on the note to SCL was raised to 21%. On April 1, 2005 the Company retired the debt position of SCL pursuant to the following terms: (i) a payment of $225,511 was made to Mr. Beall, (ii) a payment of $4,063 was made to Dr. Penny, (iii) Dr. Penny accepted a new promissory note from the Company $128,722, which bears interest at 12.5% per annum and is payable over 36 months.

On February 11, 2003, Mr. Jerry D. Dumas, Sr., Chairman and CEO of the Company, made a short-term loan to the Company for $135,000 to cover operating cash flow requirements. This note bore interest at 6% annually. This note was paid down to $95,000 as of September 9, 2003, and refinanced as of that date with a $10,000 principal payment due October 31, 2003 and monthly payments of $5,000 due until note is paid in full, bearing interest at 10% per annum. As of April 5, 2005, this note was paid in full. Additional demand notes from Mr. Dumas total $71,068, bearing interest at 10% per annum remain outstanding.

On July 25, 2002, the Company borrowed $500,000 under a promissory note from Oklahoma Facilities LLC. Dr. Penny has a minority investment interest in and is an officer of Oklahoma Facilities LLC. The majority of the note is secured by specific Petrovalve inventory. The note was amended on October 1, 2004 bearing interest at the prime rate plus 7.25%, payable in 36 monthly installments beginning January 1, 2005.

Pursuant to an arrangement which existed at the time of the merger of Chemical & Equipment Specialties, Inc with the Company, Dr. Penny was a personal guarantor on substantially all of the bank debt of the Company. Dr. Penny does not receive any compensation for his guaranty of Company indebtedness. Dr. Penny was removed as guarantor of the Company indebtedness pursuant to the closing of the Wells Fargo credit facility obtained by the Company in 2005.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Our Audit Committee of our Board of Directors dismissed Weinstein Spira & Company as its independent and principal accountants effective February 23, 2005, and on the same day engaged the firm of UHY Mann Frankfort Stein & Lipp CPAs as our new independent principal auditors.

During the two most recent fiscal years audited and the subsequent interim periods preceding its determination to change independent principal accountants, there were no disagreements with Weinstein Spira & Company on any matter of accounting principles or practices, financial statement or disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Weinstein Spira & Company would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. In addition, there were no disagreements between ourselves and our successor auditors through the date of this report.

Representatives of UHY Mann Frankfort Stein & Lipp CPAs, LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed by UHY Mann Frankfort Stein & Lipp CPAs, LLP for professional services rendered for the audit of the annual financial statements of the Company for the most recent fiscal year and the review of the financial statements of the Company included in the Form 10-KSB for that year was $48,550.

All Other Fees. There were no fees billed for services rendered by UHY Mann Frankfort Stein & Lipp CPAs, LLP, other than for audit services, for the most recent fiscal year of the Company. The Audit Committee has considered whether the provision of such non-audit services is compatible with UHY Mann Frankfort Stein & Lipp CPAs, LLP maintaining its independence and determined that these services do not compromise their independence.

ITEM 2: ADOPTION OF THE 2005 LONG-TERM INCENTIVE PLAN

Description of the Plan

Effective September 21, 2004, the Board of Directors of the Company adopted the Flotek Industries, Inc. 2005 Long-Term Incentive Plan (the "2005 Plan"), subject to approval by the Company's stockholders. The summary description that follows is qualified by reference to the 2005 Plan. In the event that stockholder approval is not received, the 2005 Plan will be terminated.

The purpose of the 2005 Plan is to provide employees, directors, consultants and other individuals rendering services to or on behalf of the Company and/or one or more of its subsidiaries an opportunity to acquire an equity interest in the Company. The Company intends to use the Plan to link the long-term interests of stockholders of the Company and participants in the 2005 Plan, attract and retain participants' services, motivate participants to increase the Company's value and create flexibility in compensating participants.

The 2005 Plan is administered by a committee (the "Plan Committee") appointed by the Board of Directors and is currently administered by the Compensation Committee of the Board of Directors.

The 2005 Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units (individually an "Award" or collectively, "Awards"). All employees, directors and consultants of the Company or its subsidiaries will be eligible to receive Awards under the 2005 Plan (currently approximately 130 individuals). The Plan Committee has the discretion to select the individuals to whom the Awards will be granted, to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the 2005 Plan. The Plan Committee's decisions will be binding.

The total number of shares of Common Stock that may be subject to Awards under the 2005 Plan is 950,000 shares (subject to adjustment as provided in the 2005 Plan). No more than 190,000 shares authorized under the 2005 Plan may be issued as restricted stock. Any shares of Common Stock subject to an Award which expires, is canceled, is forfeited or terminated for any reason other than being settled in shares of Common Stock shall again be available for issuance under the Plan.

As of the date of this Proxy Statement, the Compensation Committee has approved the grant of 362,414 Options pursuant to the 2005 Plan. The Company intends to grant Awards in the future to the Named Executive Officers and other selected participants, but no determination is contemplated or has been made regarding the number or terms of such Awards.

The Compensation Committee intends to grant Awards under the 2005 Plan which will strongly link the interests of stockholders and Award recipients. Accordingly, the Compensation Committee intends to grant awards to eligible individuals who have demonstrated successful performance in their respective positions with the Company. Set forth below is a brief description of the types of Awards that may be granted under the 2005 Plan.

Stock Options. Options (each an "Option") to purchase shares of Common Stock, which may be incentive or nonqualified stock options, may be granted under the 2005 Plan at an exercise price (the "Option Price") determined by the Plan Committee in its discretion, provided that the Option Price may be no less than the trading price of the Common Stock on the date of grant. Each Option represents the right to purchase one share of Common Stock at the specified Option Price.

Options will expire no later than 10 years after the date on which they are granted and will become exercisable at such times and in such installments as determined by the Plan Committee. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check, or by tendering to the Company shares of Common Stock having a fair market value equal to the Option Price.

Options may become vested and exercisable based upon satisfaction of criteria established by the Plan Committee. Such criteria may be time-based vesting based on continuous employment or rendering services to the Company over a specified period of time from the date of grant.

Stock Appreciation Rights. An Award of a stock appreciation right ("SAR") may be granted under the 2005 Plan with respect to shares of Common Stock. Generally, one SAR is granted with respect to one share of Common Stock. The SAR entitles the participant, upon the exercise of the SAR, to receive an amount equal to the appreciation in the underlying share of Common Stock. The appreciation is equal to the difference between (i) the "base value" of the SAR (which is the trading price of the Common Stock on the date the SAR is granted), and (ii) the closing trading price of the Common Stock on the date preceding the date the SAR is exercised. Upon the exercise of a vested SAR, the exercising participant will be entitled to receive the appreciation in the value of one share of Common Stock as so determined, payable at the discretion of the Plan Committee in cash or in shares of Common Stock.

SARs will expire no later than 10 years after the date on which they are granted. SARs become exercisable at such times and in such installments as determined by the Plan Committee.

Tandem Option/SARs. An Option and an SAR may be granted "in tandem" with each other (a "Tandem Option/SAR"). An Option and an SAR are considered to be in tandem with each other because the exercise of the Option aspect of the tandem unit automatically cancels the right to exercise the SAR aspect of the tandem unit, and vice versa. The Option may be an incentive stock option or a nonqualified stock option, and the Option may be coupled with one SAR, more than one SAR or a fractional SAR in any proportionate relationship selected by the Plan Committee.

Restricted Stock. An Award of restricted stock ("Restricted Stock") is an Award of Common Stock that is subject to such restrictions, if any, as the Plan Committee deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Plan Committee. Restricted Stock Awards may be granted under the 2005 Plan as consideration for services and/or payments of cash by the participant, as determined by the Compensation Committee. Restrictions, if any, on Restricted Stock may lapse in installments based on factors selected by the Plan Committee. Prior to the expiration of the restricted period, except as provided by the Plan Committee, a grantee who has received a Restricted Stock Award generally has the rights of a stockholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to a Restricted Stock Award may be treated as additional shares under such Award and may be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

Performance Shares and Performance Units. A performance share Award (a "Performance Share") and/or a performance unit Award (a "Performance Unit") may be granted under the 2005 Plan. Each Performance Unit will have an initial value that is established by the Plan Committee at the time of grant. Each Performance Share will have an initial value equal to the trading price of one share of Common Stock on the date of grant. Such Awards may be earned based upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Plan Committee deems appropriate. Prior to the end of a performance period, the Plan Committee, in its discretion, may adjust the performance objectives to reflect an event that may materially affect the performance of the Company, including, but not limited to, market conditions or a significant acquisition or disposition of the assets or other property by the Company. The extent to which a grantee is entitled to payment in settlement of such an Award at the end of the performance period will be determined by the Plan Committee, in its sole discretion, based on whether the performance criteria have been met and payment will be made in cash or in shares of Common Stock in accordance with the terms of the applicable Award Agreements.

Adjustments

Under the 2005 Plan, if there is any change in the capitalization of the Company, a reorganization, or a similar transaction, such proportionate adjustments as may be necessary (in the form determined by the Plan Committee) to reflect such change will be made to prevent dilution or enlargement of the rights with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the 2005 Plan, the number of shares of Common Stock covered by each outstanding Award and the price per share in respect thereof. Unless otherwise provided in an Award Agreement, an individual's rights under the 2005 Plan may not be assigned or transferred (except in the event of death).

The award agreements will provide that in the event of a change-in-control of the Company, each Award will expire as of the effective date of such transaction, provided that to the extent possible the Company is to provide 30 days written notice of such transaction to the participants so as to enable them to exercise their vested awards prior to the change-in-control event.

Termination

The 2005 Plan will remain in effect until terminated by the Board of Directors and thereafter until all Awards granted thereunder are satisfied by the issuance of shares of Common Stock or the payment of cash or the 2005 Plan is otherwise terminated pursuant to the terms of the 2005 Plan or under any Award Agreements. Notwithstanding the foregoing, no Awards may be granted under the 2005 Plan after the tenth anniversary of the effective date of the 2005 Plan. The Board of Directors may at any time terminate, modify or amend the 2005 Plan, provided however, that no such amendment, modification or termination may (i) materially adversely affect an optionee's or grantee's rights under any Award previously granted under the 2005 Plan, except with the consent of such optionee or grantee, or (ii) increase the number of shares subject to the 2005 Plan, or change the designation of the class of persons eligible to receive Awards, unless approved by the stockholders of the Company.

Certain Federal Income Tax Consequences of Awards

An employee to whom an Option which is an incentive stock option ("ISO") that qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the Option Price constitutes an item of adjustment that may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO (the "ISO Holding Period"), the employee will generally recognize either a long-term or mid-term capital gain or loss equal to the difference, if any, between the sale prices and the aggregate Option Price and the Company will not be entitled to a federal income tax deduction with respect to the exercise of the ISO or the sale of such shares. The shares must be held for more than 12 months to qualify for long-term capital gains. If the employee does not hold such shares for the required ISO Holding Period, when the employee sells such shares the employee will recognize ordinary compensation income and possibly short-term capital gain or loss in such amounts as are prescribed by the Internal Revenue Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction.

A participant to whom a nonqualified stock option ("NSO") or SAR is granted will not recognize income at the time of grant of such Option or SAR. When the participant exercises such NSO or SAR, the participant will recognize ordinary compensation income equal to the difference, if any, between the exercise price paid and the fair market value, as of the date of exercise of such Option or SAR, of the shares of Common Stock the participant receives. The tax basis of such shares to such participant will be equal to the exercise price paid plus the amount includible in the participant's gross income, and the participant's holding period for such shares will commence on the date of exercise. Subject to the applicable provisions of the Internal Revenue Code and regulation thereunder, the Company will generally be entitled to a federal income tax deduction in respect of an NSO or SAR in an amount equal to the ordinary compensation income recognized by the employee upon the exercise of the NSO or SAR.

No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of performance shares or earned performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received less any amount paid for such award at the time of payment or transfer pursuant to the fulfillment of the specified conditions or the achievement of the performance goals.

The recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the shares of Common Stock on the first date that such shares either are transferable by the recipient or cease to be subject to forfeiture, and the capital gain or loss holding period for such shares will also commence on that date.

Required Affirmative Vote

The affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the 2005 Annual Meeting of Stockholders is required to approve the Flotek Industries, Inc. 2005 Long-Term Incentive Plan. If not approved, the 2005 Plan will not become effective.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE COMPANY’S 2005 LONG-TERM INCENTIVE PLAN, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

ANNUAL REPORT

A Summary Annual Report to Stockholders and an Annual Report on Form 10-KSB covering the fiscal year of the Company ended December 31, 2004 are enclosed herewith. These reports do not form any part of the material for solicitation of proxies.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the proxy statement for the 2006 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by February 15, 2006. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.

Date: April 14, 2005

By order of the Board of Directors

Rosalie Melia, Secretary